AMENDMENT TO

INVESTMENT ADVISORY AGREEMENT

This Amendment to the Investment Advisory Agreement (the “Amendment”) is entered into effective as of July 1, 2018 by and between Valued Advisers Trust (the “Trust”), a Delaware statutory trust registered as an investment company under the Investment Company Act of 1940, as amended, and Dana Investment Advisors, Inc. (the “Adviser”), a Wisconsin corporation with its principal place of business in Waukesha, Wisconsin.

WHEREAS, the Trust and the Adviser entered into an Investment Advisory Agreement dated as of September 9, 2015 (the “Agreement”), pursuant to which the Adviser was engaged by the Trust to serve as the sole investment adviser to the Dana Small Cap Equity Fund (the “Fund”);

WHEREAS, the Adviser has notified the Trust that it wishes to reduce the Adviser’s compensation under the Agreement and, as a result, the parties desire to amend the Agreement to reflect the reduced compensation;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment. Effective as of July 1, 2018, the Adviser’s compensation, as provided in Schedule A to the Agreement, shall be reduced from 0.80% to 0.75%.

2.	Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

3.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.	Modification and Governing Law. This Amendment may not be modified except by a writing signed by authorized representatives of the parties to this Amendment. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement effective as of the date first above written.

VALUED ADVISERS TRUST	Dana Investment Advisors, INC.
On behalf of the
Dana Small Cap Equity Fund

By: /s/ Carol J. Highsmith	By: /s/ Mark R. Mirsberger

Name: Carol J. Highsmith	Name: Mark R. Mirsberger

Title: Vice President	Title: Chief Executive Officer